SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. ______)

                                BB&T Corporation
             -------------------------------------------------------
                                 Name of Issuer

                             Common $5.00 Par Value
             -------------------------------------------------------
                            Title Class of Securities

                                    054937-10
             -------------------------------------------------------
                                  Cusip Number

Check the following line if a fee is being paid with this statement:
                                                                    ------------

1.    Name of Reporting Person/IRS Identification Number:

     Branch Banking and Trust Company
     ------------------------------------------------------------------------
     56-0939887
     ------------------------------------------------------------------------

2.    Check the appropriate line if a Member of Group

     A.       N/A
              ---------------------------------------------------------------

     B.       N/A
              ---------------------------------------------------------------

3.    SEC use only:
                           --------------------------------------------------

4.    Citizenship or place of organization:        State of North Carolina
                                                   --------------------------

Number of        5.  Sole voting power:                    3,115,949
shares bene-                                               ------------------
ficially
owned by         6.  Shared voting power:                  -0-
each report-                                               ------------------
person
with:            7.  Sole dispositive power:               2,283,089
                                                           ------------------

                 8.  Shared dispostive power:              163,478
                                                           ------------------

9.    Aggregate amount beneficially owned by each reporting person:    3,172,325
                                                                     -----------

10.   Check if the aggregate amount in Row 9 excludes certain shares:  N/A
                                                                      ----------

11.   Percent of class represented by amount in Row 9:      1.09%
                                                          ----------------------

12.   Type of reporting person:       BANK
                                    --------------------------------------------

* Voting authority is assumed by all Co-Fiduciaries due to conflict of interest rule.

Item 1(a)    Name of Issuer:                BB&T Corporation

Item 1(b)    Address of Issuer's            200 West Second Street
             principal executive offices:   Winston-Salem, North Carolina  27102

Item 2(a)    Name of person filing:         Branch Banking and Trust Company

Item 2(b)    Address of principal           223 West Nash Street
             business office:               Wilson, North Carolina  27893

Item 2(c)    Citizenship:                   State of North Carolina

Item 2(d)    Title of class of securities:  Common stock, $5.00 par value

Item 2(e)    CUSIP Number:                  05493710

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

             (a)           Broker or dealer  registered under Section 15  of the
                  ------   Act

             (b)    X      Bank as defined in Section 3(a) (6) of the Act
                  ------

             (c)           Insurance company as defined in  Section 3(a) (19) of
                  ------   the Act

             (d)           Investment company registered under Section 8 of the
                  ------   Investment Company Act

             (e)           Investment adviser registered under  Section  203  of
                  ------   the Investment Advisers Act of 194

             (f)           Employee Benefit Plan, Pension Fund  which is subject
                  ------ to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-a(b)(1) (ii)(F)

             (g)           Parent Holding Company, in accordance with Section
                  ------   240.13d-1(b)(ii)(G)  (Note: See Item 7)

             (h)           Group, in  accordance  with  Section  240.13d-1(b)(1)
                  ------   (ii) (H)

Item 4       Ownership:

            If the percent of the class owned, as of December 31 of the year covered by the statement or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

            (a)  Amount beneficially owned:    3,172,325
                                               ---------------------------------

            (b)  Percent of class:             1.09%
                                               ---------------------------------

            (c)  Number of shares which such person has:

                (i)    sole power to vote or to direct the
                       vote:                                      3,115,949
                                                                 -----------
                (ii)   shared power to vote or to direct the
                       vote:                                            -0-
                                                                 -----------
                (iii)  sole power to dispose or to direct the
                       disposition of:                            2,283,089
                                                                 -----------
                (iv)   shared power to dispose or to direct the
                       disposition of:                               163,478
                                                                 -----------

Item 5          Ownership of five percent or less of a class:                N/A
                                                                    ------------

Item 6          Ownership of more than five percent on behalf
                of another person:                                           N/A
                                                                    ------------

Item 7          Identification and classification of the
                subsidiary which acquired the Security being
                reported on by the parent holding company:                   N/A
                                                                    ------------

Item 8          Identification and classification of members
                of the group:                                                N/A
                                                                    ------------

Item 9          Notice of dissolution of group:                              N/A
                                                                    ------------

Item 10         Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect or changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             Branch Banking and Trust Company

                                             December 31, 1998
                                             -----------------------------------
                                                              Date

                                                     /S/ J. Michael Pollock
                                             -----------------------------------
                                                            Signature

                                                       J. Michael Pollock
                                                      Senior Vice President
                                             -----------------------------------
                                                           Name/Title